Exhibit 99.1
Item 6. Selected Financial Data
FIVE YEAR COMPARISON OF SELECTED FINANCIAL DATA
Dollars in thousands (except share and per share data)

	At or for the Years ended December 31
	2008 *	2007 *	2006 *	2005 *	2004 * (1)
Statement of Operations Data
Revenues	$110,366	$291,832	$835,079	$516,848	$334,205

Income (loss) from continuing operations before income taxes and discontinued operations	($142,341)	$34,053	$256,479	$85,490	$37,291

Income tax (expense) benefit	32,465	(13,056)	(83,151)	(29,336)	(12,422)

Income (loss) from continuing operations	(109,876)	20,997	173,328	56,154	24,869

Discontinued operations:
Income (loss) from discontinued operations (including gain on disposal of $8,322 and $6,465 for 2005 and 2004, respectively)	—	—	—	9,562	6,905
Income tax (expense) benefit	—	—	—	(3,634)	(2,624)

Income from discontinued operations	—	—	—	5,928	4,281

Net income (loss)	($109,876)	$20,997	$173,328	$62,082	$29,150

Basic Earnings (Loss) Per Share Data
Income (loss) from continuing operations	($12.85)	$2.53	$21.16	$6.97	$2.93
Income from discontinued operations	—	—	—	0.73	0.51

Net income (loss)	($12.85)	$2.53	$21.16	$7.70	$3.44

Diluted Earnings (Loss) Per Share Data
Income (loss) from continuing operations	($12.85)	$2.22	$16.59	$5.72	$2.69
Income from discontinued operations	—	—	—	0.56	0.41

Net income (loss)	($12.85)	$2.22	$16.59	$6.28	$3.10

Balance Sheet Data
Cash and cash equivalents	$175,396	$192,258	$203,760	$38,479	$29,498

Total assets	$594,812	$710,144	$752,996	$624,222	$505,405

Notes, mortgage notes and other debt	$131,061	$122,505	$125,632	$130,157	$122,777

Stockholders’ equity	$429,511	$535,021	$513,543	$322,477	$256,864

Shares outstanding	8,829,798	8,525,412	8,193,736	8,179,463	8,058,129

Stockholders’ equity per share	$48.64	$62.76	$62.68	$39.43	$31.88

*	Certain amounts have been adjusted as a result of the retrospective adoption of FSP No. 14-1. See Note A1 of the consolidated financial statements which are included in Exhibit 99.3.

(1)	During the fourth quarter of 2005, we sold our utility operations in Arizona, our shopping center in Poinciana and our mini storage facility in Poinciana. As a result of these sales, the results of operations have been reclassified as discontinued operations to conform to the 2005 presentation.